Exhibit 10.2

First Amendment to the

Dynegy Inc. 2009 Phantom Stock Plan

R E C I T A L S:

WHEREAS, Dynegy Inc. (the “Company”) previously adopted the Dynegy Inc. 2009 Phantom Stock Plan (the “Plan”) for the benefit of the eligible employees of its participating employers; and

WHEREAS, the Company desires to amend the Plan to permit grants of cash-settled stock appreciation rights; and

WHEREAS, Article VIII of the Plan allows the Company, through action by the Board of Directors of the Company (the “Board”) or the Compensation and Human Resources Committee of the Board, to amend the Plan at any time;

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of July 8, 2011:

1.             Article II is hereby amended by revising Section II(b), as underlined, to be and to read as follows:

“(b)         “Award” means a grant of Phantom Stock Units or Stock Appreciation Rights issued under this Plan.”

2.             Article II is hereby further amended by adding the new Section II(s) to the end thereof, to be and to read as follows:

“(s)         “Stock Appreciation Right” means an Award granted under Article VII of the Plan.”

3.             Article V is hereby amended, as underlined, to be and to read as follows:

“Subject to adjustment as provided in Article VIII, the aggregate number of Phantom Stock Units and Stock Appreciation Rights that may be issued under the Plan shall not exceed 25,000,000.  Phantom Stock Units and Stock Appreciation Rights shall be deemed to have been issued on the date an Award is granted under the terms of an Award Agreement and, when vested, are settled in cash.  To the extent that an Award lapses or the rights of its holder terminate, any Phantom Stock Units or Stock Appreciation Rights subject to such Award shall not be available for the grant of additional Awards under the Plan.  Notwithstanding any provision of this Plan, no shares of Common Stock will be issued upon settlement of an Award.”

4.             The Plan is hereby amended by adding the following new Article VII after Article VI of the Plan, to be and to read as follows, renumbering all subsequent Articles accordingly, and replacing the reference to “Article VII” in Section II(g) of the Plan with a reference to “Article VIII”:

“VII.       STOCK APPRECIATION RIGHTS

(a)           Stock Appreciation Rights.  A Stock Appreciation Right is an Award that entitles the holder to receive an amount equal to the difference between the Fair Market Value of a share of Common Stock at the time of exercise of the Stock Appreciation Right and the “Exercise Price,” subject to the applicable terms and conditions of the Award Agreement and the following provisions of this Article VII.  The “Exercise Price” shall be designated by the Committee and shall be not less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is issued.

(b)           Stock Appreciation Right Period.  The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant, but in no event shall a Stock Appreciation Right be exercisable after the expiration of ten (10) years from the date of grant.

(c)           Exercise.  A Stock Appreciation Right shall entitle the holder to receive, upon the exercise of the Stock Appreciation Right, a payment of cash in an amount equal in value to the excess of the Fair Market Value of the shares of Common Stock subject to the Stock Appreciation Right as of the date of such exercise over the Exercise Price.

(d)           Expiration Date.  The “expiration date” with respect to a Stock Appreciation Right shall be determined by the Committee. If the right is not exercised before the end of the day on which the right ceases to be exercisable, such right shall be deemed exercised as of such date and payment shall be made to the holder in cash.

(e)           Stock Appreciation Right Award Agreements.  At the time any Award is made under this Article VII, the Company and the Participant shall enter into a Stock Appreciation Right Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Stock Appreciation Right Award Agreements need not be identical.”

5.             Article VIII (as renumbered pursuant to this amendment) is hereby amended by revising the final paragraph of Section VIII(c) as underlined, to be and to read as follows:

“Unless otherwise provided in an Award Agreement, and notwithstanding the foregoing, upon the occurrence of a Corporate Change, the Committee, acting in its sole discretion without the consent or approval of any Participant, may require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Phantom Stock Units or Stock Appreciation Rights as of a designated date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Phantom Stock Units or Stock Appreciation Rights and the Company shall pay (or cause to be paid) to each Participant an amount of cash equal to the maximum value of such Phantom Stock Units or Stock Appreciation Rights which, in the event the applicable vesting period set forth in the Award Agreement has not been completed, shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable vesting period.”

6.             Article VIII (as renumbered pursuant to this amendment) is hereby amended by revising Section VIII(e) as underlined, to be and to read as follows:

“(e)         Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Article VIII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number shares of Common Stock used to determine the value of the Award.  In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Article VIII, the aggregate number of Phantom Stock Units and/or Stock Appreciation Rights available for grant under the Plan shall be appropriately adjusted as determined by the Committee, whose determination shall be conclusive.”

IN WITNESS WHEREOF, the Company has caused the Plan to be amended by this Amendment One on this 8th day of July, 2011, to be effective as stated herein.

DYNEGY INC.

By:	/s/ Kent R. Stephenson

Name:	Kent R. Stephenson

Title:	Executive Vice President General Counsel